Exhibit 21.1

SUBSIDIARIES OF LUMOS NETWORKS CORP.

Subsidiary	Jurisdiction of Organization
FiberNet Telecommunications of Pennsylvania, LLC	Pennsylvania
FiberNet of Ohio, LLC	Ohio
FiberNet of Virginia, Inc.	Virginia
Lumos Networks LLC	West Virginia
Lumos Networks Corp.	Delaware
Lumos Networks Operating Company	Delaware
Lumos Telephone Inc.	Virginia
Lumos Networks of West Virginia Inc.	Virginia
Mountaineer Telecommunications, LLC	West Virginia
Lumos Networks Inc.	Virginia
Valley Network Partnership	Virginia
Lumos Telephone of Virginia LLC	Virginia
Virginia Independent Telephone Alliance LC	Virginia
Lumos Telephone of Botetourt Inc.	Virginia
Lumos Media Inc.	Virginia
R & B Telephone LLC	Virginia